***Text Omitted and Filed Separately with the Securities and Exchange Commission.
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

PATENT PURCHASE AGREEMENT
THIS PATENT PURCHASE AGREEMENT (this “Agreement”) dated as of September 30, 2014 (the “Effective Date”), is entered into between ISIS INNOVATION LIMITED (Company No. 2199542) (“Isis”), with a place of business at Ewert House, Ewert Place, Oxford OX2 7SG, England, and SEQUENOM, INC., a Delaware corporation (“Sequenom”), with a place of business at 3595 John Hopkins Court, San Diego, California 92121-1331, USA.
WHEREAS, Isis is the owner of all right, title and interest in and to the Assigned Patent Rights (as defined below);
WHEREAS, Isis desires to sell, assign and transfer to Sequenom all right, title and interest in and to the Assigned Patent Rights, subject to the Reserved Rights (as defined below); and
WHEREAS, Sequenom desires to purchase all right, title and interest in and to the Assigned Patent Rights, subject to the Reserved Rights.
NOW, THEREFORE, in consideration of the representations, covenants and other terms and conditions contained herein, the parties hereto agree as follows:
1.Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:
1.“Additional Payments” shall mean, collectively, any of the First Additional Payment, Second Additional Payment and Third Additional Payment (each as specified and referred to in clause 3.6.2) as are due in accordance with the terms of clause 3.6.2.
2.“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. For the avoidance of doubt, Oxford University is an Affiliate of Isis.
3.“Assigned Patent Rights” shall mean, collectively: (a) the patents and patent application(s) listed on Exhibit A; (b) all divisionals, continuations, continuations-in-part, substitutes and provisional applications of any of the foregoing described patent applications; (c) all patents that have issued

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or in the future issue from any of the foregoing described patent applications, including utility, model and design patents and certificates of invention; and (d) all extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations, inter partes reviews, post-grant reviews, restorations and renewals of or to any of the foregoing described patents.
4.“Contract” shall mean any indenture, lease, contract, covenant, arrangement, agreement, instrument, commitment, purchase order or license.
5.“Documents” shall have the meaning set forth in the Isis/Sequenom Licence Agreement.
6.“Encumbrance” shall mean any encumbrance, lien, charge, hypothecation, pledge, mortgage, adverse claim, option, preemptive right, or other security interest of any nature, or any Contract to create any of the foregoing entered into by Isis on or before the Effective Date.
7.“Europe” shall mean, collectively, Austria, Belgium, Denmark, Finland, France, Germany, Great Britain, Greece, Ireland, Italy, Luxembourg, Monaco, the Netherlands, Portugal, Spain, Sweden and Switzerland.
8.“Field” shall mean all fields and uses except: (a) Rhesus D blood typing using real time PCR in Europe; and (b) the supply of products or services using the Licensed Technology and/or the Assigned Patent Rights for the purpose of gender determination for social or lifestyle purposes in Hong Kong.
9.“Isis Improvements” shall have the meaning set forth in the definition of Licensor’s Improvements in the Isis/Sequenom License Agreement.
10.“Isis/Sequenom License Agreement” shall mean the Exclusive License of Technology Agreement, dated October 14, 2005, between Isis and Sequenom (as amended by (i) an amendment agreement dated 19 October 2006; (ii) a second amendment agreement dated 05 November 2007; (iii) a third amendment agreement dated 03 November 2009; (iv) a fourth amendment agreement dated 29 November 2012; and (v) the Letter Amendment).
11.“Know-how” shall have the meaning set forth in the Isis/Sequenom License Agreement.
12.“Letter Amendment” means the letter amendment between the parties dated 26 October 2012.
13.“Licensed Product A” shall mean any product, service or composition covered by a Valid Patent Claim on a country-by-country basis.
14.“Licensed Product B” shall mean any product, service or composition in the field of NIPT, including (without limitation) MaterniT21 PLUS, VisibiliT, and SensiGene Fetal RHD Genotyping, for as long as there exists a Valid Patent Claim (regardless of whether the product, service or composition is covered by a Valid Patent Claim) on a country-by-country basis.
15.“Licensed Product” shall mean collectively Licensed Product A and Licensed Product B.

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16.“Licensed Technology” shall mean all of Isis’s intellectual property rights in: (a) the Know-how; (b) the Documents; and (c) Isis Improvements.
17.“Market” shall mean offering to sell, lease, license or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.
18.“Net Revenue” shall mean the sum of:
1.the gross sales price of (x) Licensed Product in the form Marketed by Sequenom or its Affiliates after 1 July 2014; and (y) Licensed Product A in the form Marketed by licensees or sub-licensees (including through multiple tiers) and/or marketing partners of Sequenom, its Affiliates or their respective licensees or sub-licensees (including through multiple tiers) after 1 July 2014 under any agreement between them where Marketing by such persons is subject to a Selling Price Revenue Structure (whether such agreement exists or was agreed on, before or after 01 July 2014), in each case to end user customers less (i) cash, quantity and trade discounts, rebates and other price reductions (including retroactive price reductions) actually given to end user customers under price reduction programs, (ii) sales, use, value-added and other taxes paid in respect of sales (excluding personal and corporate income taxes), and (iii) an allowance for contractual adjustments and for uncollectible or bad debts determined in accordance with generally accepted accounting principles; and
2.any up-front, milestone or other cash consideration (or cash equivalent of non-cash consideration) (but excluding any consideration described in clause 1.18.1) received by Sequenom or its Affiliates specifically in consideration for any license or sub-license or other contract granted to a Third Party to Market a Licensed Product and/or otherwise use the Assigned Patent Rights and/or the Licensed Technology,
in each case, excluding amounts received to reimburse Sequenom’s or its Affiliates’ cost to perform research, development or similar services connected with technology transfer or technical assistance in connection with the Licensed Product. In respect of Licensed Product which is a product, service or composition covered by a Valid Patent Claim on a country-by-country basis, for purposes of calculating Net Revenue, if a claim in a granted or issued patent within any of the Assigned Patent Rights (except […***…] ***Confidential Treatment Requested) is invalidated in a decision rendered by a court or administrative body of competent jurisdiction, such claim shall not be a Valid Patent Claim from and as of the date of the first determination of invalidity by a court or administrative body of competent jurisdiction, unless and until overturned on appeal, if any appeal is taken provided that if, in such circumstances, an appellate court subsequently overturns that invalidity decision, such claim shall be retrospectively treated as a Valid Patent Claim with effect from the date of the initial ruling of invalidity such that all sales of such Licensed Product during the period between the date of the initial ruling of invalidity and the successful appeal shall be included in the calculation of Net Revenues under this Agreement.

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19.“NIPT” means in vitro cell-free nucleic acid-based non-invasive prenatal diagnostic of a biological sample (including, but not limited to, plasma, serum, whole blood, and urine) obtained from a pregnant woman.
20.“Non-Commercial Use” shall mean academic and research purposes and the purposes of non-commercial clinical patient care, including the right for Oxford University to use the Licensed Technology, Assigned Patent Rights and Sequenom’s Improvements as enabling technology in other research projects.
21.“Oxford University” shall mean the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD.
22.“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.
23.“Pre-Existing License” shall mean the license granted by Isis prior to the Effective Date to a Third Party licensee in connection with use of the Licensed Technology and Assigned Patent Rights outside the Field.
24.“Proceedings” shall mean those proceedings set out in Exhibit B hereto.
25.“Reserved Rights” shall mean the rights reserved under Exhibit C of this Agreement.
26.“Selling Price Revenue Structure” shall mean a structure under which Sequenom’s or its Affiliates’ remuneration under an agreement with a Third Party is based on a percentage or other derivation of the price at which that Third Party Markets a Licensed Product to end user customers.
27.“Sequenom’s Improvements” shall have the meaning set forth in the definition of Licensee’s Improvements in the Isis/Sequenom License Agreement.
28.“Taxes” shall mean any federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs.
29.“Territory” shall mean, collectively, the United States of America, Canada, Japan, Australia, Hong Kong and Europe.
30.“Third Party” shall mean any Person other than Sequenom, Isis or their respective Affiliates.
31.“Valid Patent Claim” shall mean a claim in a granted or issued patent within the Assigned Patent Rights that has not been invalidated in a final decision rendered by a court or administrative body of competent jurisdiction and from which no further appeal may be taken.
Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.
2.Representations and Warranties.
1.By Each Party. Each party represents and warrants to the other party as follows:

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1.Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
2.Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.
3.Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.
4.No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.
2.Regarding Assigned Patent Rights. Isis further represents and warrants to Sequenom that as at the Effective Date, as far as Isis is aware (without having made any further or special enquiries):
1.Assigned Patent Rights. All Assigned Patent Rights as of the Effective Date are listed on Exhibit A.
2.Title. Isis is the sole owner of all right, title and interest in and to the Assigned Patent Rights. Isis has the unrestricted right to sell, assign and transfer all right, title and interest in the Assigned Patent Rights to Sequenom free and clear of any Encumbrances (other than the Pre-Existing License and the Reserved Rights). Except for the Pre-Existing License, Isis has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, to any Person any Assigned Patent Rights. After giving effect to the sale, assignment and transfer of the Assigned Patent Rights, except for the Pre-Existing License and Reserved Rights, all Assigned Patent Rights shall be fully transferable, alienable or licensable by Sequenom without restriction and without payment of any kind to any Third Party. […***…] ***Confidential Treatment Requested    […***…] ***Confidential Treatment Requested
3.No Challenge. To the extent that any Assigned Patent Rights were originally owned or created by or for any Person other than Isis, (a) Isis has obtained or shall procure the complete, unencumbered and unrestricted right to effect the transfer of the Assigned Patent Rights (excluding the Pre-Existing License and Reserved Rights) from Isis to Sequenom; and (b) subject to the Pre-Existing License and Reserved Rights, no Third Parties have retained or otherwise have any rights or licenses with respect to the Assigned Patent Rights; and (c) no valid basis exists for any such Person to challenge or contest this Agreement or the transactions contemplated herein.

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4.Validity and Enforceability. Except for the Proceedings, (a) none of the patents within the Assigned Patent Rights has been held invalid or unenforceable for any reason in any administrative, arbitral, judicial or other proceeding; and (b) Isis has not received any written challenge or opposition to any patent within the Assigned Patent Rights suggesting that any patent within the Assigned Patent Rights may be invalid, unenforceable or misused or that a claim to such effect may be brought by any Person.
5.Maintenance. All necessary registration, maintenance and renewal fees in connection with the Assigned Patent Rights have been paid and all necessary documents and certificates in connection with the Assigned Patent Rights have been filed.
6.No Infringement. Except for the Proceedings, Isis has not issued written proceedings in respect of any infringement or misappropriation by a Third Party of the Assigned Patent Rights.
7.No Conflict. Except for the Proceedings, the Assigned Patent Rights are not subject to any decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Isis or that may affect the validity, use or enforceability of any patents that may issue from the Assigned Patent Rights.
8.No Other Warranty. Except as otherwise provided herein, to the fullest extent permissible by law, Isis does not make warranties of any kind including, without limitation, warranties with respect to:
(a)the quality of the Licensed Technology or Assigned Patent Rights;
(b)the suitability of the Licensed Technology or Assigned Patent Rights for any particular use; and
(c)whether any applications which may be comprised in the Assigned Patent Rights will be granted.
3.Purchase and Sale of the Assigned Patent Rights.
1.Assigned Patent Rights. Subject to the terms and conditions of this Agreement and the Reserved Rights, effective as of the Effective Date, Isis hereby agrees to, and hereby does, sell, assign and transfer to Sequenom, and Sequenom hereby agrees to, and hereby does, purchase from Isis, all right, title and interest in and to the Assigned Patent Rights in the Territory, including, without limitation (but subject always to the Reserved Rights), all rights to causes of action and remedies related thereto, including, without limitation, all rights (a) to initiate, prosecute, control and settle any and all proceedings (including, without limitation, the Proceedings) related to past, present or future infringement, misappropriation or violation of the Assigned Patent Rights, (b) to retain all recoveries from any and all such proceedings, and (c) to prosecute, maintain and defend the Assigned Patent Rights (including to respond to and defend any and all interferences, oppositions, reexaminations, inter partes reviews, post grant reviews, and other challenges of any type or nature whatsoever).

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2.License to Sequenom.
1.Subject to the terms and conditions of this Agreement and the Reserved Rights, Isis hereby grants to Sequenom an irrevocable, perpetual, fully-paid, royalty-free, exclusive licence (with the right to grant sublicences through multiple tiers) under the Licensed Technology in the Territory for use in the Field. Sequenom acknowledges and agrees that, as between the parties, Isis is and will remain the owner of the Licensed Technology.
2.This Agreement shall not prevent or hinder Oxford University and every employee, student and appointee of Oxford University from using and (subject to clause 6.5) publishing the Licensed Technology solely for Non-Commercial Use.
3.Reserved Rights and Pre-Existing License.
1.Sequenom acknowledges that prior to the transfer of the Assigned Patent Rights pursuant to this Agreement, Isis has granted the Pre-Existing License. Accordingly, Isis and Sequenom expressly agree and acknowledge that the assignment and transfer of the Assigned Patent Rights pursuant to this Agreement is subject to the Reserved Rights.
4.License to Isis. Sequenom further grants Isis the right to grant a non-transferable, perpetual, royalty-free sublicense to Oxford University and every employee, student and appointee of Oxford University to use Sequenom’s Improvements solely for Non-Commercial Use. The sublicense granted pursuant to this clause 3.4 shall survive termination of this Agreement. Isis shall remain solely and fully responsible for acts or omissions by Oxford University or any employee, student and appointee thereof in connection with their sublicense rights granted pursuant to this clause 3.4.
5.Transfer Documents.
1.File History. Isis shall provide Sequenom with the prosecution files (including original applications, office actions, responses to office actions and correspondence relating to the Assigned Patent Rights) related to the Assigned Patent Rights which are in its possession at the Effective Date.
2.Further Assistance. Promptly following the Effective Date and in any event within no more than six (6) weeks after it, Isis shall duly execute and deliver to Sequenom all such patent assignments in the form agreed between the parties (collectively, the “Patent Assignments”) evidencing the sale, conveyance, transfer and assignment of the Assigned Patent Rights from Isis to Sequenom in accordance with this Agreement. Thereafter, at such time as reasonably requested by Sequenom, Isis shall (at Sequenom’s cost) provide all cooperation reasonably requested by Sequenom in connection with any effort by Sequenom which is reasonably required in order to evidence or register the assignment of the Assigned Patent Rights. Without limiting the generality of anything set forth in this Agreement, such cooperation shall include, without limitation, executing confirmatory assignments, transfers and consents.
6.Financial Terms.
1.Initial Payment. Immediately upon the Effective Date, Sequenom hereby waives the Two Million One Hundred Thousand U.S.     Dollars (US$2,100,000) in paid legal fees that Isis owes Sequenom. Within ten (10) days after the Effective Date, Sequenom shall pay to Isis the amount

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(the “Initial Payment”) of Twelve Million Four Hundred and Fifty Thousand U.S. Dollars (US$12,450,000) (which equals the sum of the Nine Million Two Hundred and Fifty Thousand U.S. Dollar (US$9,250,000) up-front payment, plus Three Million Two Hundred Thousand U.S. Dollars (US$3,200,000) as the final royalty payment under the Isis/Sequenom License Agreement), by wire transfer of immediately available funds as directed in advance in writing by Isis.
2.Additional Payments. If Net Revenues:
(a)exceed […***…] ***Confidential Treatment Requested but are less than […***…], then Sequenom additionally shall pay to Isis an amount equal to […***…] percent ([…***…]%) of Net Revenues accrued under clause 1.18.1 and […***…] percent ([…***…]%) of Net Revenues accrued under clause 1.18.2 between […***…] and […***…] (the “First Additional Payment”);
(b)equal or exceed […***…] but are less than […***…], then Sequenom additionally shall pay to Isis an amount equal to […***…] percent ([…***…]%) of Net Revenues accrued under clause 1.18.1 and […***…] percent ([…***…]%) of Net Revenues accrued under clause 1.18.2 between […***…] and […***…] (the “Second Additional Payment”); and
(c)equal or exceed […***…], then Sequenom additionally shall pay to Isis an amount equal to […***…] percent ([…***…]%) of Net Revenues accrued under clause 1.18.1 and […***…] percent ([…***…]%) of Net Revenues accrued under clause 1.18.2 in excess of […***…] (the “Third Additional Payment”).
3.Net Revenue Calculation. Net Revenues shall be calculated on a cumulative basis with effect from and including 1 July 2014 until the expiration of the last to expire of the Assigned Patent Rights. Additionally, Net Revenues shall also include any damages (including, without limitation, punitive damages) and/or any other monetary amount awarded to Sequenom, and/or any other payment made to Sequenom in settlement, at any time in relation to or as a result of any enforcement or infringement action taken by Sequenom in relation to the Assigned Patent Rights, including in connection with the Proceedings, provided that Sequenom shall be entitled to deduct therefrom all costs and expenses (including legal costs) incurred in defending or enforcing the Assigned Patent Rights or in the enforcement or infringement action which leads to such award of damages, other monetary award and/or settlement payment (but excluding any such costs incurred prior to 01 July 2014 and any costs recovered from other parties to the Proceedings).
4.Quarterly Report. (i) Within […***…] ***Confidential Treatment Requested days after the end of each calendar year up to and including the calendar year in which Net Revenues first exceed […***…], and (ii) within […***…] days after the end of the calendar quarter ending after the date on which Net Revenues first exceed […***…] until the expiration of the last to expire of the Assigned Patent Rights, and (iii) within […***…] days after the receipt by Sequenom or its Affiliates of any monetary amount referred to in clause 3.6.3 after the expiration of the last to expire of the Assigned Patent Rights, Sequenom (a) shall prepare and provide Isis with a written report showing in reasonably specific detail the calculation of Net Revenues and the Additional Payments, if any, owing for such calendar quarter or other period as applicable

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(including, without limitation, a breakdown of the Net Revenues referred to in clause 1.18.1, those referred to in clause 1.18.2 and those referred to in clause 3.6.3), and (b) shall pay to Isis the Additional Payments, if any, owing for such calendar quarter or other period as applicable. With respect to amounts invoiced or received in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the amount is invoiced or received and the United States dollar equivalent.
5.Audit Right. Sequenom must keep complete and accurate accounts of all Licensed Product Marketed by Sequenom and revenues it receives from licensees, sub-licensees or marketing partners) in each year for at least […***…] years. Isis may, through an independent certified accountant, audit all such accounts on at least […***…] days written notice no more than once each year for the purpose of determining accrued Net Revenues, the accuracy of the written reports in clause 3.6.4 and the payments made pursuant to that clause. Such independent certified accountant shall be reasonably acceptable to Sequenom and shall be subject to obligations of confidentiality at least as restrictive as those set forth herein. The cost of conducting such audit shall be borne by Isis unless such audit identifies a discrepancy in the calculation of Net Revenues and/or the Additional Payments of […***…] per cent ([…***…]%) or more, in which case Sequenom shall promptly reimburse Isis for the costs of conducting such audit. In the event that any discrepancy is identified, Sequenom shall pay Isis any sums owed to it pursuant to clause 3.6.3 as a result of the corrected calculation within thirty (30) days of the date on which Sequenom is notified of such discrepancy.
6.Withholding Taxes.
(a)All sums payable under this Agreement by Sequenom shall be made free and clear of all withholding and deductions save as may be required by law in which event the amount payable by Sequenom shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, Isis receives a sum equal to the sum it would have received had no deduction or withholding been made.
(b)If, as a result of an assignment of this Agreement by Sequenom pursuant to clause 8.4 or a change in the tax residence of Sequenom, a withholding or deduction is required in respect of any of the Additional Payments which would not otherwise have arisen, the obligation to pay an additional amount referred to in clause 3.6.6(a) shall be limited to any increase in the obligation to withhold which arises solely as a result of such assignment or change in tax residence.
(c)Where Sequenom has made a payment to Isis in accordance with clause 3.6.6(a) and Isis (or any of its Affiliates) is or becomes entitled to receive a repayment, refund, credit or relief in respect of such withholding or deduction, Isis shall (at Sequenom’s cost) use reasonable efforts to recover such repayment refund, credit or relief and shall on the receipt of such payment or on the utilization of credit or relief, pay Sequenom an amount equal to the amount received or an amount equal to the tax saved as a result of the utilization of the credit or relief.
7.VAT. In the event that the Initial Payment and/or the Additional Payment is or becomes subject to value added, sales, use, excise or other similar taxes or duties (“Turnover Tax”), Isis

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shall as soon as reasonably practicable notify Sequenom of the requirement to pay such Turnover Tax and, upon the delivery by Isis of a value added tax invoice (or any other relevant document in respect of such Turnover Tax), Sequenom shall promptly pay to Isis the Turnover Tax due and payable.
4.Preservation of Privileges. As of the Effective Date, Sequenom shall control all attorney-client privileges, attorney work product doctrine and any other professional privileges or rights held by Isis that arose from the prosecution, defense or enforcement of the patents and patent applications within the Assigned Patent Rights before the Effective Date (collectively, the “Protected Communications”). Isis shall not assert that the Protected Communications are not, as against any Third Party, protected by the attorney-client privilege, attorney work product doctrine or other professional privileges unless and only to the extent that such privilege or immunity is withdrawn by Sequenom or is determined by a final judgment of a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, to be invalid. Isis shall (at Sequenom’s cost) follow Sequenom’s direction with respect to Protected Communications and otherwise cooperate with Sequenom to preserve and protect all privileges and immunities with respect to Protected Communications to the greatest extent available under applicable law. To the extent that Isis retains control of any privilege or immunity with respect to communications or work product relating to the prosecution, defense or enforcement of the patents and patent applications before the Effective Date, Isis shall not waive or withdraw such privilege or immunity or engage in any act or omission that might result in a waiver or withdrawal without the prior written consent of Sequenom. Should any effort be made by subpoena or otherwise to gain access to Protected Communications, whether by judicial action or by other means, Isis shall promptly notify Sequenom of the same.
5.Indemnification and Liability.
1.Indemnification of Sequenom. Subject to the provisions of this Section 5, Isis shall indemnify, defend and hold harmless Sequenom, its Affiliates and its and their respective officers, directors and employees (collectively, the “Sequenom Indemnitees”), from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding or settlement of any of the foregoing) (collectively, “Losses”) incurred or suffered by a Sequenom Indemnitee arising out of:
1.Any breach of the representations and warranties of Isis set forth in this Agreement;
2.Any breach of any covenant or agreement of Isis set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement.
2.Indemnification of Isis. Subject to the provisions of this Section 5, Sequenom shall indemnify, defend and hold harmless Isis, its Affiliates and its and their respective officers, directors, academics, students, appointees, agents and employees (collectively, the “Isis Indemnitees”), from and against any and all Losses incurred or suffered by a Isis Indemnitee arising out of:
1.Any breach of the representations and warranties of Sequenom set forth in this Agreement;

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2.Any breach of any covenant or agreement of Sequenom set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;
3.The ownership or exploitation of the Assigned Patent Rights and/or Licensed Technology after the Effective Date; and
4.Any assertion by Third Parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Technology and/or Assigned Patent Rights or the Marketing of the Licensed Product by Sequenom and/or its licensees or sub-licensees whether such assertions arise in relation to such use or Marketing before, on or after the Effective Date.
3.Procedure. If a party (an “Indemnitee”) intends to claim indemnification under this Section 5, it shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. The obligations of this Section 5 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Indemnitee shall:
1.reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 5; and
2.not settle or compromise or make any admission in relation to any such claim without the Indemnitor’s prior written consent (such consent not to be unreasonably withheld or delayed).
4.Claims against employee, student, agent or appointee of Isis or Oxford University. Sequenom undertakes to make no claim against any employee, student, agent, or appointee of Isis or Oxford University, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this Agreement or its subject matter.
5.Limitation of Liability
1.Subject to clause 5.5.2, neither party shall be liable for, whether under contract, negligence, tort, statute or otherwise, for any special, indirect or consequential loss.
2.Nothing in this Agreement shall limit or exclude liability of the parties for death or personal injury due to negligence, for fraud or willful misconduct.
3.The maximum total liability of Isis to Sequenom under or otherwise in connection with this Agreement or its subject-matter will not exceed […***…] ***Confidential Treatment Requested.

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6.Confidentiality and Publication.
1.Confidential Information. For a period of five (5) years from the Effective Date, except as otherwise provided in this Section 6, the parties shall maintain in confidence all non-public data and information related to the Assigned Patent Rights and/or the business of the other party or its Affiliates which is in its possession as at the Effective Date (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers and employees, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, the party wishing to disclose Confidential Information shall obtain agreement of any such receiving Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
2.Terms of this Agreement. Neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a Third Party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement of the parties, without the consent of the other party.
3.Permitted Disclosures. The confidentiality obligations under this Section 6 shall not apply to the extent that:
1.a party is required to disclose information by applicable law, regulation, court or administrative order or rules of a stock exchange or automated quotation system (in each case as determined by such party’s legal counsel); provided, however, that such party shall provide advanced written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof (if applicable);
2.the Confidential Information is or becomes generally available to the public (other than as a result of its disclosure by the receiving party or any Person in breach of this clause 6);
3.the Confidential Information was, is or becomes, available to Isis on a non-confidential basis from a person who, to Isis’s knowledge, is not bound by a confidentiality agreement with Sequenom or otherwise prohibited from disclosing the information to Isis.
4.Injunctive Relief. Each party acknowledges that it may be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 6, and that, in the event of any such failure, the other party may not have an adequate remedy at

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law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, may be an appropriate remedy for any such failure.
5.Publication. Isis will request Oxford University to give to Sequenom in advance a written outline of any materials related to the Assigned Patent Rights, Licensed Technology or relating to the results of the use of the Assigned Patent Rights, Licensed Technology or Sequenom’s Improvements intended for publication. Sequenom may request that publication be delayed:
(a)for a period of no longer than three (3) months from the date of notification in respect of the Assigned Patent Rights or Licensed Technology if such delay is necessary in order to protect the Assigned Patent Rights or Licensed Technology; or
(b)for any reasonable period that may be longer than three months given the circumstances in respect of the results of the use of any of Sequenom’s Improvements if such delay is necessary in order to protect Sequenom’s Improvement.
If no request for delay is received within 30 days of the date of the written notification, Oxford University will be free to assume that Sequenom has no objection to the proposed publication.
6.Thesis. This Agreement shall not prevent or hinder registered students of Oxford University from submitting for degrees of Oxford University theses based on the Licensed Technology or Assigned Patent Rights; or from following Oxford University’s procedures for examinations and for admission to postgraduate degree status.
7.Without Prejudice. This Agreement, although marked “without prejudice”, will upon signature by all parties be treated as an open (although confidential) document evidencing an agreement binding upon the parties.
7.Termination of Isis/Sequenom License Agreement.
1.Termination. Effective as of the Effective Date, all license rights of Sequenom in and to the Assigned Patent Rights in the Territory under the Isis/Sequenom License Agreement shall have merged with and into all right, title and interest in and to the Assigned Patent Rights in the Territory sold, assigned and transferred to Sequenom hereunder. Therefore, effective as of the Effective Date, the parties hereby terminate the Isis/Sequenom License Agreement fully and in its entirety by mutual agreement.
2.Release. From the Effective Date, the parties hereby release each other from all their contractual and other obligations arising out of or in connection with the Isis/Sequenom License Agreement. The parties hereby agree to waive, surrender and not seek to enforce any and all claims, allegations, causes or rights of action (whether in contract, tort, statutory duty or otherwise), whether or not known at the date of this Agreement, that they may have against the other (or Oxford University) arising out of or in connection with the termination of the Isis/Sequenom License Agreement or which (save as provided in clause 5.2.4) may have otherwise accrued prior to the Effective Date in connection with the Isis/Sequenom License Agreement (including, without limitation, in respect of any costs payable in connection with the

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Proceedings). For the avoidance of doubt, Sequenom shall have exclusive liability and responsibility for any costs incurred in connection with the Proceedings on and from 01 July 2014.
8.Miscellaneous.
1.Press release. The parties may make a public announcement regarding the execution of this Agreement in the form of a mutually agreed press release. Sequenom may also make further announcements to the extent required by applicable law, regulation or judicial order or process, or for compliance with the requirements of the U.S. Securities and Exchange Commission or any securities exchange. For the avoidance of doubt, no other form of announcement by either party in respect of this Agreement is permitted.
2.Governing Law; Exclusive Jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of England and Wales, in connection with any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
3.Waiver. No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.
4.Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Notwithstanding the foregoing, either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction in each case to effect an acquisition of the business, provided that: (i) any such assignee is of equivalent or better Financial Standing than the assigning party at the time of the assignment; and (ii) such permitted assignee enters into a direct undertaking with the remaining party to perform all the obligations of the assigning party under this Agreement. Any purported assignment in violation of this clause 8.4 shall be void. For the purposes of this clause 8.4, “Financial Standing” means the total assets, liabilities and equity held by the assignee.
5.Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

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If to Isis:        Isis Innovation Limited
Ewert House, Ewert Place
Oxford OX2 7SG
England
Attention: Managing Director

If to Sequenom:    Sequenom, Inc.
3595 John Hopkins Court
San Diego, California 92121-1331
USA
Attention: Chief Executive Officer

6.Variation. Any variation of this Agreement must be in writing and signed by authorized signatories for both parties. For the avoidance of doubt, the parties to this Agreement may rescind or vary this Agreement without consent of any party that has the benefit of clauses 3.2.2, 3.4, 5.4, 6.6 and paragraph 1(b) of Exhibit C.
7.Rights of Third Parties. Nothing in this Agreement shall be deemed to grant any rights or benefits to any person other than the parties, their respective successors in title or assignees (a “Third Party”), or entitle any Third Party to enforce any provision hereof and the parties do not intend that any term of this Agreement should be enforceable by a Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the foregoing, the parties intend that Oxford University and the people referred to in clauses 3.2.2, 3.4, 5.4, 6.6 and paragraph 1(b) of Exhibit C will be able to enforce the terms of those provisions as if they were a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.
8.Complete Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and, in the absence of fraud, all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect. This clause 8.8 does not exclude liability of either party for fraudulent misrepresentation.
9.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.
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[Signature Page to Patent Purchase Agreement]
IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

ISIS INNOVATION LIMITED
By:    /s/ Mr. T Hockaday
Name:    Mr. T. Hockaday
Title:    Managing Director                    Isis Innovation Ltd

SEQUENOM, INC.
By:    /s/ Bill Welch
Name:    Bill Welch
Title:    CEO

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A-1
EXHIBIT A
PATENTS AND PATENT APPLICATIONS

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EXHIBIT B
PROCEEDINGS
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EXHIBIT C
RESERVED RIGHTS

1.	Isis reserves all of its right, title and interest in and to the Assigned Patent Rights in respect of:

a.
the right to develop, make, have made, use, have used and Market outside the Field any product, service or composition which is entirely or partially produced by means of or with the use of the Licensed Technology and/or Assigned Patent Rights .

b.	the right for Oxford University and every employee, student and appointee of Oxford University to use and (subject to clause 6.5) to publish the Assigned Patent Rights solely for Non-Commercial Use.

2.	Sequenom will, in consultation with Isis, maintain and renew the Assigned Patent Rights in Europe and Sequenom shall not abandon any of the Assigned Patent Rights in Europe.

3.
Each party will notify the other in writing of any misappropriation or infringement of any of the Assigned Patent Rights or Licensed Technology in Europe outside the Field of which the party becomes aware.

4.
Isis (and its licensees or sub-licensees) has the first right (but is not obliged) to take legal action at its own cost against any misappropriation or infringement of any rights included in the Assigned Patent Rights and Licensed Technology in Europe outside the Field. Isis shall discuss any proposed legal action in respect of the same with Sequenom prior to legal action being commenced. For the avoidance of doubt, any damages (including, without limitation, punitive damages) and/or any other monetary amount awarded to Isis and/or its licensees or sub-licensees, and/or any other payment made to Isis and/or its licensees or sub-licensees in settlement, in relation to such legal action shall be for the benefit of, and retained by, Isis and/or its licensees or sub-licensees only.

5.
If Isis (or its licensees or sub-licensees) takes legal action under paragraph 4 above, Isis will keep Sequenom regularly informed (subject to (i) any obligation of confidentiality owed by Isis or Oxford University to any Third Party; and/or (ii) any requirement in order to preserve Isis’, Oxford University’s or any other Third Party’s privilege) of the progress of the legal action, including, without limitation, any claims affecting the scope of the Licensed Technology or Assigned Patent Rights.

6.
If Isis has notified Sequenom in writing that it or its licensees or sub-licensees do not intend to take any action in relation to the misappropriation or infringement or Isis or its licensees or sub-licensees have not taken any such action within 21 days of the notification under paragraph 3, Sequenom may take such legal action at its own cost subject to Isis’ prior written consent.

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